FIRST AMENDMENT
TO THE
RULE 22c-2 AGREEMENT
BETWEEN
PRINCIPAL LIFE INSURANCE COMPANY
AND
GOLDMAN, SACHS & CO.

THIS FIRST AMENDMENT TO THE RULE 22c-2 AGREEMENT (the "Amendment") is made and entered into as of the 26th day of October, 2012, by and among Goldman, Sachs & Co. (the "Fund Agent"), Principal Life Insurance Company ("Principal") and Principal National Life Insurance Company ("PNLIC").

WITNESSETH:

WHEREAS, Fund Agent and Principal entered into a Rule 22c-2 Agreement dated as of April 16, 2007, with an effective date of October 16, 2007, (the "Agreement"); and

WHEREAS, Fund Agent and Principal desire to amend the Agreement to add PNLIC as a party to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties agree that the Agreement shall be further amended as follows:

1.	PNLIC is hereby added as a party to, and hereby agrees to be bound by the terms and conditions of, the Agreement.

2.	The term "Company" is hereby amended to mean Principal and/or PNLIC, as applicable.

3.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute one instrument.

4.
Except as modified herein, the terms and conditions of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.

***Signature Page Follows***

IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment as of the date set forth above.

GOLDMAN, SACHS & CO.	PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By: /s/ Greg Wilson	By: /s/ Sara Wiener
Name: Greg Wilson	Name: Sara Wiener
Title: Managing Director	Title: Director - Life Product Management

PRINCIPAL LIFE INSURANCE COMPANY

By: /s/ Sara Wiener
Name: Sara Wiener
Title: Director - Life Product Management